Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - March 17, 2005
Contact:
Randy Halischuk / Judy Leclercq 1.800.982.2001
Email: investor_relations@smartire.com
or
Hawk Associates at 1.305.852.2383
Email: info@hawkassociates.com


                    SmarTire Systems Reports Q2 2005 Results

      Company cites significant original equipment and aftermarket progress in target markets

RICHMOND, BRITISH COLUMBIA, CANADA: March 17, 2005 - SmarTire Systems Inc. (OTCBB: SMTR) today announced results for its second fiscal quarter ended January 31, 2005. SmarTire's consolidated financial statements and all financial information contained in this news release are stated in United States Dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

SmarTire recorded a quarterly net loss of $4.10 million or loss per share of $0.02 compared to a net loss of $1.90 million or loss per share of $0.02 for the same quarter last year. The net loss for the six months ended January 31, 2005 was $6.49 million or a loss per share of $0.03 compared to a net loss of $5.17 million or loss per share of $0.08 for the same period last year. The actual cash loss for the six months ended January 31, 2005 was $2.91 million compared to cash loss of $2.75 million for the same period last year.

Revenues for the second quarter totaled $390,909, a decrease of $39,282 over the same quarter in fiscal 2004. Revenues for the first six months of fiscal year 2005 were $692,078, a decrease of $165,639 over the same period last year. Sales of tire pressure monitoring systems to the passenger car aftermarket decreased significantly for the first six months of the fiscal year. Offsetting this decline, the company experienced growth in:

      o     Sales of aftermarket motorcycle systems
      o Sales of aftermarket and original equipment recreational vehicle systems
      o Sales of aftermarket and original equipment commercial vehicle systems
      o     Sales of aftermarket bus systems

Original equipment sales increased by approximately 300% in the quarter.

Other important accomplishments included:

      o An agreement signed with Travel Technology Innovations (TTI) to distribute SmarTire's active tire monitoring systems. TTI is a newly formed joint venture between Detroit Chassis LLC and Redmer Industries created solely to market and sell SmarTire products. Both companies bring an extensive and successful track record of supplying original equipment and aftermarket parts and services to the automotive, recreational vehicle and transportation industries. The agreement includes the distribution, sales, and marketing of SmarTire's products for the automotive, bus, recreational and commercial vehicle industries.

      o An agreement with Motor Coach Industries International (MCI) to purchase SmarTire's monitoring systems. MCI is the leading designer, manufacturer and marketer of intercity coaches and coach-related parts and services for the North American market. The agreement covers both aftermarket installations on existing MCI coaches and original equipment installations on at least one of MCI's production lines in 2005. The agreement also includes the development of a cooperative joint marketing program between the two companies. MCI currently produces approximately 1400 new coaches a year and services tens of thousands of existing coaches on the road today.

      o An agreement with the Chicago Transit Authority for SmarTire's tire pressure monitoring systems to be included on new buses produced by New Flyer Industries for delivery in 2006 and 2007. The award, including optional purchases, represents in excess of 1,000 vehicles. New Flyer Industries is the largest manufacturer of transit buses in North America.

      o The company was granted a U.S. patent protecting its innovative multi-mount technology for the installation of sensors in tire pressure monitoring systems. The patented multi-mount system has major strategic importance for SmarTire as it is the only company that can offer automakers this flexible solution for new vehicle installation in addition to satisfying after-sales servicing requirements.

"Although these financial results were disappointing due to the decrease in sales to the aftermarket passenger car segment, this was in fact an extremely encouraging quarter for us," said SmarTire CEO Robert Rudman. "Our strategy is rapidly shifting to accommodate the realities of the marketplace. There is rapidly growing business in OEM and aftermarket sales in the commercial vehicle, motorcycle, bus and recreational vehicle segments. SmarTire is now placing its major emphasis in these target markets while still actively pursuing business in the passenger car market."

Robert Rudman continued, "SmarTire's management team is confident that these recently announced developments together with current sales and marketing activities will produce very positive results. The company's patented technology is widely acknowledged as the best in the industry and excellent progress is now being achieved in the non-passenger car markets."

About SmarTire Systems Inc. SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. Government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found online at www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found on the website www.smartire.com. An online investor kit containing SmarTire press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at www.hawkassociates.com and www.hawkmicrocaps.com. Investors may contact Randy Halischuk, or Judy Leclercq, SmarTire at (800) 982-2001 email: investor_relations@smartire.com or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, email: info@hawkassociates.com.

SMARTIRE SYSTEMS INC
Financial Summary
Expressed in United States dollars

                       Three months ended January 31,  Six months ended January 31,
                           2005            2004            2005             2004
                       ------------------------------------------------------------

Revenue                $    390,909    $    430,191    $    692,078    $    857,717
                       ------------------------------------------------------------

Cost of goods sold          489,819         376,746         710,255         747,150

Gross profit                (98,910)         53,445         (18,177)        110,567

Expenses                  2,087,585       1,709,413       4,025,325       3,563,739
                       ------------------------------------------------------------

Loss from operations     (2,186,495)     (1,655,968)     (4,043,502)     (3,453,172)

Other Expenses           (1,917,445)       (249,211)     (2,444,338)     (1,715,150)
                       ------------------------------------------------------------

Net Loss               $ (4,103,940)   $ (1,905,179)   $ (6,487,840)   $ (5,168,322)
                       ============================================================

Loss per share         $      (0.02)   $      (0.02)   $      (0.03)   $      (0.08)
                       ============================================================


SMARTIRE SYSTEMS INC.
Balance Sheet Summary
Expressed in United States dollars

                                          January 31,    July 31,
                                             2005          2004
                                        ---------------------------

Cash and Cash Equivalents               $    247,660   $    112,951

Total Current Assets                    $  4,216,576   $  3,807,743

Total Assets                            $  7,068,687   $  6,937,128


Current Liabilities                     $  3,114,577   $  3,075,338

Convertible Debentures, net of equity   $  1,822,034   $    395,574
Portion of $677,966
(July 31, 2004 - $1,955,356)

Stockholders' Equity                    $  2,132,076   $  3,466,216

Total Liabilities and                   $  7,068,687   $  6,937,128
Stockholders' Equity


This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.